Exhibit 99.1

SemiLEDs Reports First Quarter Fiscal Year 2019

Financial Results

Hsinchu, Taiwan (January 10, 2019) — SemiLEDs Corporation (NASDAQ: LEDS), “SemiLEDs” or the “Company,” a developer and manufacturer of LED chips and LED components, today announced its financial results for the first quarter of fiscal year 2019, ended November 30, 2018.

Revenue for the first quarter of fiscal 2019 was $972 thousand, a 50% decrease compared to $2.0 million in the fourth quarter of fiscal 2018. GAAP net loss for the first quarter of fiscal 2019 was $983 thousand, compared to a loss of $1.1 million in the fourth quarter of fiscal 2018, or a net loss of $0.27 per diluted share, compared to a net loss of $0.32 per diluted share for the fourth quarter of fiscal 2018. Due to the excess capacity charges that we have experienced for the last few years, considering the risk of technological obsolescence and based on the sales forecast production, we disposed of certain of our idle equipment during the first quarter of fiscal 2019, which reduced our net loss.

GAAP gross margin for the first quarter of fiscal 2019 was negative 23%, compared with gross margin for the fourth quarter of fiscal 2018 of negative 11%. Operating margin for the first quarter of fiscal 2019 was negative 105%, compared with negative 62% in the fourth quarter of fiscal 2018. The Company’s cash and cash equivalents was $2.6 million at November 30, 2018, compared to $3.4 million at the end of fiscal 2018.

We expect revenue for the second quarter ending February 28, 2019 to be about $1.5 million +/- 10%.

The Chinese New Year (CNY) of 2019 will begin on February 4, 2019. Our office and factory in Chunan will be closed from February 2, 2019 until February 17, 2019 and will resume operations on Monday, February 18, 2019.

About SemiLEDs

SemiLEDs develops and manufactures LED chips and LED components for general lighting applications, including street lights and commercial, industrial, system and residential lighting, along with specialty industrial applications such as ultraviolet (UV) curing, medical/cosmetic, counterfeit detection, horticulture, architectural lighting and entertainment lighting. SemiLEDs sells blue, white, green and UV LED chips.

Forward Looking Statements

This press release contains statements that may constitute “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and as defined in the U.S. Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact could be deemed forward-looking, including, but not limited to, any projection of future revenues, any statements about historical results that may suggest trends for SemiLEDs’ business; any statements of the plans, strategies and objectives of management for future operations; any statements of expectation or belief regarding recovery of the LED industry, market opportunities and other future events or technology developments; any statements regarding SemiLEDs’ position to capitalize on any market opportunities; and any statements of assumptions underlying any of the foregoing. These forward-looking statements are based on current expectations, estimates, forecasts and projections of future SemiLEDs’ or industry performance based on management’s judgment, beliefs, current trends and market conditions and involve risks and uncertainties that may cause actual results to differ materially from those contained in the forward-looking statements. SemiLEDs’ Annual Report on Form 10-K filed with the Securities and Exchange Commission (the “SEC”) and other SemiLEDs filings with the SEC (which you may obtain for free at the SEC’s website at http://www.sec.gov) discuss some of the important risks and other factors that may affect SemiLEDs’ business, results of operations and financial condition. SemiLEDs undertakes no intent or obligation to publicly update or revise any of these forward looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Contacts:

Christopher Lee

Chief Financial Officer

SemiLEDs Corporation

+886-37-586788

investor@semileds.com

SEMILEDS CORPORATION AND SUBSIDIARIES

Unaudited Condensed Consolidated Balance Sheets

(In thousands of U.S. dollars)

	November 30,	August 31,
	2018	2018
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$2,574	$3,421
Accounts receivable (including related parties), net	183	282
Inventories	2,220	1,818
Prepaid expenses and other current assets	378	340
Total current assets	5,355	5,861
Property, plant and equipment, net	6,678	7,213
Intangible assets, net	95	98
Investments in unconsolidated entities	910	914
Other assets	175	164
TOTAL ASSETS	$13,213	$14,250
LIABILITIES AND EQUITY
CURRENT LIABILITIES:
Current installments of long-term debt	$335	$335
Accounts payable	634	894
Advance receipt toward the convertible note	500	500
Accrued expenses and other current liabilities	5,580	5,505
Total current liabilities	7,049	7,234
Long-term debt, excluding current installments	1,921	2,013
Total liabilities	8,970	9,247
Commitments and contingencies
EQUITY:
SemiLEDs stockholders’ equity
Common stock	—	—
Additional paid-in capital	175,698	175,527
Accumulated other comprehensive income	3,732	3,727
Accumulated deficit	(175,229)	(174,251)
Total SemiLEDs stockholders’ equity	4,201	5,003
Noncontrolling interests	42	—
Total equity	4,243	5,003
TOTAL LIABILITIES AND EQUITY	$13,213	$14,250

SEMILEDS CORPORATION AND SUBSIDIARIES

Unaudited Condensed Consolidated Statements of Operations

(In thousands of U.S. dollars and shares, except per share data)

	Three Months Ended
	November 30,	August 31,
	2018	2018
Revenues, net	$972	$1,950
Cost of revenues	1,191	2,155
Gross profit (loss)	(219)	(205)
Operating expenses:
Research and development	334	254
Selling, general and administrative	757	871
Gain on disposals of long-lived assets	(288)	(112)
Total operating expenses	803	1,013
Loss from operations	(1,022)	(1,218)
Other income (expenses):
Equity in loss from unconsolidated entities	—	(8)
Interest expenses, net	(5)	(5)
Other income, net	80	155
Foreign currency transaction gain (loss), net	(36)	(55)
Total other income (expenses), net	39	87
Loss before income taxes	(983)	(1,131)
Income tax expense	—	—
Net loss	(983)	(1,131)
Less: Net loss attributable to noncontrolling interests	(5)	—
Net loss attributable to SemiLEDs stockholders	$(978)	$(1,131)
Net loss per share attributable to SemiLEDs stockholders:
Basic and diluted	$(0.27)	$(0.32)
Shares used in computing net loss per share attributable to SemiLEDs stockholders:
Basic and diluted	3,560	3,559

4